Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of The Finish Line, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated May 1, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of The Finish Line, Inc., included in its Annual Report (Form 10-K) for the year ended March 3, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
July 10, 2012